UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2014

POPULAR, INC.

(Exact name of registrant as specified in its charter)

Puerto Rico	001-34084	66-0667416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.

209 Munoz Rivera Avenue Hato Rey, Puerto Rico	00918
(Address of principal executive offices)	(Zip Code)

(787) 765-9800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 28, 2015, after more than 43 years of service and contributions to Popular, Inc. (the “Corporation”), Jorge A. Junquera, Vice Chairman and Special Assistant to the Chief Executive Officer, will cease to be employed by the Corporation. During his tenure at Popular, Mr. Junquera occupied various leadership positions, acting as Senior Executive Vice President and Chief Financial Officer of the Corporation until March 15, 2013. Mr. Junquera’s current position will be eliminated following his departure. He will continue to report to Richard L. Carrión, Chairman of the Board and CEO of the Corporation, through his departure date.

Pursuant to an Agreement dated as of December 31, 2014 between Mr. Junquera and the Corporation (the “Agreement”), Mr. Junquera will be entitled to receive a separation payment equal to $3.1 million upon termination of his employment. In addition, Mr. Junquera will receive all vested restricted stock awards granted prior to the termination date of his employment and all awards of deferred stock earned during his employment with the Corporation under the Senior Executive Long-Term Incentive Plan. Mr. Junquera also will be entitled to all other compensation and benefits as an employee of the Corporation, and will qualify to receive a cash incentive payment for 2014 performance as determined by the Compensation Committee of the Board of Directors.

As part of the Agreement, Mr. Junquera agreed to certain covenants, including non-solicitation, non-disparagement, cooperation and confidentiality covenants, for the benefit of the Corporation, as well as a general release of claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Popular, Inc. (Registrant)

Date: January 2, 2015	By:	/s/ Ignacio Alvarez
	Name:	Ignacio Alvarez
	Title:	President and
Chief Operating Officer